Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the 2001 Stock Option and Incentive Award Plan, the Stock Option Award Agreement between Aaron Rents, Inc. (the “Registrant”) and R. Charles Loudermilk, Sr.; the Stock Option Award Agreement between the Registrant and Gilbert L. Danielson; and the Stock Option Award Agreement between the Registrant and Robert C. Loudermilk, Jr. of Aaron Rents, Inc. of our report dated February 19, 2001, with respect to the consolidated financial statements of Aaron Rents, Inc. incorporated by reference in the Annual Report (Form 10-k) for the year ended December 31, 2000.

                                                         /s/Ernst & Young LLP

Atlanta, Georgia
December 21, 2001